Exhibit 99.1

News Release

Astex Pharmaceuticals Reports 2012 Fourth Quarter and Year-End Financial Results

Reports Annual Net Income of $8.2 Million

Dacogen Royalty Revenue Increases 17.5% from Prior Year

Ends Year with $138 Million in Cash & Marketable Securities

DUBLIN, Calif., February 25, 2013 - Astex Pharmaceuticals, Inc. (NASDAQ: ASTX), today reported financial results for the fourth quarter and year ended December 31, 2012.

The Company reported net income for the 2012 fourth quarter of $4.5 million, or $0.05 per basic and diluted share, compared with net income of $220,000, or $0.00 per basic and diluted share, for the same prior year period.  The Company reported net income for the year ended December 31, 2012 of $8.2 million, or $0.09 per basic and $0.08 per diluted share, compared with net income of $5.5 million, or $0.07 per basic and diluted share, for the same prior year period.

“Financially, operationally, and strategically 2012 was a very good year for Astex,” said James S.J. Manuso, Ph.D., chairman and chief executive officer. “In 2013, the initial Phase 2 data from the SGI-110 trial will be available, we will announce our plans for the Phase 3 trial and the initial European sales for Dacogen® (decitabine) for Injection in Acute Myeloid Leukemia (AML) will be revealed.”

Company Highlights of 2012 include:

•                  Royalty revenue was $71.1 million for 2012 compared to $60.5 million for 2011, an increase of approximately 17.5% from the prior year.

•                  The Company ended 2012 with unrestricted cash, cash equivalents, and current and non-current marketable securities totaling $138.3 million compared to $128.1 million at December 31, 2011.

•                  Dacogen was approved in the European Union (EU) for the treatment of adult patients (age 65 years and above) with newly diagnosed de novo or secondary AML who are not suitable to receive induction chemotherapy.  During the 2012 fourth quarter the Company earned $5 million upon the first commercial sale of Dacogen in the EU.

•                  Initiated two Phase 2 clinical trials of SGI-110 in platinum-resistant ovarian cancer patients and in advanced hepatocellular carcinoma (HCC) patients who failed prior treatment with Nexavar (sorafenib).

•                  Initiated two Phase 2 clinical trials of the HSP90 inhibitor AT13387 in castration resistant prostate cancer patients and in non-small cell lung cancer (NSCLC) patients with anaplastic lymphoma kinase positive (ALK+) or other crizotinib sensitive tumors.

•                  Initiated the Phase 2 dose expansion segment of the clinical trial of SGI-110 in patients with intermediate or high risk MDS or AML.

•                  Initiated an epigenetics drug discovery collaboration with The Institute of Cancer Research and Cancer Research Technology Limited, as well as a five-year strategic drug discovery alliance with the UK’s Cancer Research Technology Limited (CRT) and Newcastle University.

2012 Fourth Quarter Financial Results

Total revenues for the 2012 fourth quarter were $24.1 million compared with $21.2 million for the same prior year period.  Total revenues for the 2012 fourth quarter include royalty revenue of $19.1 million compared with $15.4 million for the same prior year period.  Total revenues for the 2012 fourth quarter also include development and license revenue of $5.0 million compared with $5.8 million for the same prior year period.

Total operating expenses for the 2012 fourth quarter were $22.8 million, compared with $21.9 million for the same prior year period.  The primary reasons for the increase in total operating expenses for the 2012 fourth quarter compared with the same prior year period are due to increased research and development initiatives associated with SGI-110, AT13387 and other programs, offset by lower overall general and administrative expenses and lower charges for impairment of intangibles.  The non-cash amortization of intangibles was $2.0 million for the 2012 fourth quarter compared with $1.7 million for the same prior year period.  There was no charge for impairment of intangibles for the 2012 fourth quarter compared with $1.3 million for the same prior year period.  Stock-based compensation expense, a non-cash expense, was $624,000 for the 2012 fourth quarter, compared with $769,000 for the same prior year period.

The Company reported net income for the 2012 fourth quarter of $4.5 million, or $0.05 per basic and diluted share, compared with net income of $220,000, or $0.00 per basic and diluted share, for the same prior year period.  Included in 2012 fourth quarter net income is an income tax benefit of $3.1 million compared with an income tax benefit of $1.0 million for the same prior year period.  The income tax benefit for the current and prior year fourth quarter is primarily due to the recognition of a tax benefit associated with the amortization of deferred tax liabilities resulting from the acquisition of Astex Therapeutics Limited in 2011, a change in the UK tax rates, and foreign research and development tax credits related to the UK subsidiary.

2012 Year-End Financial Results

Total revenues for 2012 were $83.2 million compared with $66.9 million for the same prior year period.  Total revenues for 2012 includes royalty revenue of $71.1 million compared with $60.5 million for the same prior year period.  Total revenues for 2012 also include development and license revenue of $12.1 million compared with $6.4 million for the same prior year period.

Excluding the gain on disposition of assets and sale of products, total operating expenses for 2012 were $91.5 million compared with $65.2 million for the same prior year period.  The primary reasons for the increase in total operating expenses for 2012 compared with the same prior year period are the consolidation of research and development and general and administrative costs related to the acquisition of Astex Therapeutics Limited effective July 20, 2011, increased research and development activities from product development and clinical trial programs associated with SGI-110, AT13387 and other programs, amortization of intangibles, and charges for impairment of intangibles offset by lower overall general and administrative expenses.  A non-cash charge for amortization of intangibles was $8.0 million for 2012 compared with $3.2 million for the same prior year period.  A non-cash charge for impairment of intangibles was $7.4 million for 2012 compared with $1.3 million for the same prior year period.  Stock-based compensation expense, a non-cash expense that is included in operating expenses, was $3.1 million for 2012 compared with the same amount for the same prior year period.

The gain on disposition of assets and sale of products for 2012 was $1.3 million compared to $700,000 for the same prior year period.  Included in this category was a gain on sale of products for 2012 of $700,000 compared with an identical amount for the same prior year period, and relates to the receipt of additional contractual payments resulting from the 2007 sale of the worldwide rights for Nipent® (pentostatin for injection) to Mayne Pharma (acquired by Hospira, Inc. in February 2007).  No additional payments are due in the future under the agreement.

The Company reported net income for 2012 of $8.2 million, or $0.09 per basic and $0.08 per diluted share, compared with net income of $5.5 million, or $0.07 per basic and diluted share, for the same prior year period.  Included in net income for 2012 is a $2.6 million gain on sale of investments related to the disposition of an equity position held in another company while there was no similar gain in the same prior year period.  Net income for 2012 also includes an income tax benefit of $13.0 million compared with an income benefit of $3.3 million for the same prior year period.  The income tax benefits for the current and prior year period are primarily due to the recognition of a tax benefit associated with the amortization of deferred tax liabilities resulting from the acquisition of Astex Therapeutics Limited in 2011, a change in the UK tax rates, and a foreign research and development tax credit related to the UK subsidiary.

Financial Position

As of December 31, 2012, the Company had $138.3 million in unrestricted cash, cash equivalents, and current and non-current marketable securities compared to $128.1 million at December 31, 2011.

2013 Revised Operational Guidance

The operational guidance for 2013 has been revised as follows:

2013 Annual Operational Guidance

(In $000’s, except per share amount)

Revenues:
Royalty revenue	$55,000
Development & license revenue (a)	—
Total revenues	55,000
Operating expenses (b):
Research & development	67,000
Amortization of intangibles	8,000
General & administrative	15,000
Total operating expenses	90,000
Loss from operations	(35,000)
Income tax benefit	5,000
Net loss	$(30,000)

Net loss per average share outstanding	$(0.32)
Weighted average shares outstanding	94,000

(a)         Though the Company anticipates earning additional development and license revenue from its partnered programs we do not provide guidance to such revenue due to the general uncertainty around, and timing of, milestone achievements and payments.

(b)         Includes total non-cash charges of approximately $12 million for 2013.

Conference Call Information

Astex Pharmaceuticals will host a conference call to discuss the 2012 fourth quarter and year-end financial results today at 1:30 p.m. PT / 4:30 p.m. ET.  A live webcast of the conference call is accessible via the investor relations section of the Company’s website at http://www.astx.com.  A webcast replay of the conference call will be available for 30 days.

About Astex Pharmaceuticals

Astex Pharmaceuticals is dedicated to the discovery and development of novel small molecule therapeutics with a focus on oncology.  The Company is developing a proprietary pipeline of novel therapies and is creating de-risked products for partnership with leading pharmaceutical companies.  Astex Pharmaceuticals developed Dacogen and receives significant royalties on global sales.

For more information about Astex Pharmaceuticals, Inc., please visit http://www.astx.com.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 21A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and is subject to the safe harbor created thereby.  Actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties.  These forward-looking statements include, but are not limited to, the stated expectation regarding 2013 being a dynamic year with the initial Phase 2 data being produced by SGI-110 and the ramp up of European sales for Dacogen in AML; statements regarding financial guidance, which include expectations regarding royalty revenue, development and license revenue, research and development expenses and general and administrative expenses, amortization of intangibles, estimates of net income or loss and anticipated tax benefits and statements about expected losses or profitability; expectations regarding our clinical trials including the production and timing of clinical data from these trials; ; and estimates regarding our total expected shares outstanding.  Important factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements include, but are not limited to: failure to achieve the results included in the financial guidance; the ability to generate global sales of Dacogen; the ability to develop our current and future pipeline into commercially viable drugs; the outcomes of our on-going clinical trials, including the timing of clinical proof of concept data from these trials; risks and uncertainties related to the achievement of developmental milestones with respect to the compounds in development; the research and development of SGI-110, AT13387 and other programs; the decision by certain strategic partners whether or not to license and then develop and commercialize the products that are the subject of our collaboration with them and whether any of those products will be commercially successful.  In general, our future success is dependent upon numerous factors, including our ability to generate pre-clinical development candidates for selection into clinical testing, obtaining regulatory approval of product development programs, conducting and completing clinical trials, obtaining regulatory approval of our products and product candidates, our ability to successfully partner with leading pharmaceutical companies, and creating opportunities for future commercialization of compounds.  Our future revenue and operating and net loss or income could be worse than anticipated if demand for our products is less than expected, if our partnerships and collaborations with other parties are not successful, if our drug pipeline does not progress, or if the introductions of new products are delayed, for any reason, including regulatory delay.  References made to the discussion of risk factors are detailed in the Company’s filings with the Securities and Exchange Commission including reports on its most recently filed Form 10-K and Form 10-Q.  These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update or revise the information contained in any such forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Timothy L. Enns Astex Pharmaceuticals, Inc. Senior Vice President Corporate Communications & Marketing Tel: +1 (925) 560-2810 E-mail: tim.enns@astx.com	Susanna Chau Astex Pharmaceuticals, Inc. Manager Investor Relations Tel: +1 (925) 560-2845 E-mail: susanna.chau@astx.com

Alan Roemer The Trout Group Managing Director Tel: +1 (646) 378-2945 E-mail: aroemer@troutgroup.com

Condensed Consolidated Statements of Operations and Balance Sheets to follow

ASTEX PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2012	2011	2012	2011

Revenues:
Royalty revenue	$19,061	$15,371	$71,091	$60,519
Development and license revenue	5,000	5,833	12,068	6,395
Total revenues	24,061	21,204	83,159	66,914

Operating expenses:
Research and development	17,327	14,365	60,418	43,895
General and administrative	3,481	4,595	15,662	16,842
Amortization of intangibles	1,969	1,730	8,005	3,215
Impairment of intangibles	—	1,250	7,402	1,250
Gains on disposition of assets and sale of products	—	—	(1,276)	(700)
Total operating expenses	22,777	21,940	90,211	64,502

Income (loss) from operations	1,284	(736)	(7,052)	2,412

Interest income	52	72	188	226
Gain on sale of investments and fixed assets	—	—	2,583	—
Other than temporary decline in value of investments	—	—	(524)	—
Other income (expense)	52	(102)	20	(384)
Income (loss) before income taxes	1,388	(766)	(4,785)	2,254

Income tax benefit	3,139	986	13,032	3,288

Net income	$4,527	$220	$8,247	$5,542
Net income per common share:
Basic	$0.05	$0.00	$0.09	$0.07
Diluted	$0.05	$0.00	$0.08	$0.07
Weighted average shares outstanding:
Basic	93,530	92,930	93,264	75,072
Diluted	100,941	93,382	101,987	75,751

ASTEX PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	December 31,
	2012	2011

ASSETS

Current assets:
Cash and cash equivalents	$15,496	$39,788
Marketable securities	122,727	86,444
Accounts receivable	1,059	5,189
Income tax receivable	4,892	2,963
Prepaid expenses and other current assets	2,333	2,186
Total current assets	146,507	136,570

Marketable securities, non-current	40	1,819
Property, plant and equipment, net	5,749	7,013
Goodwill	46,790	44,794
Other intangible assets, net	74,514	86,198
Other assets	1,564	554
Total assets	$275,164	$276,948

LIABILITIES & STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$9,238	$7,529
Accrued compensation	4,076	5,324
Other accrued liabilities	619	613
Deferred acquisition consideration	2,213	17,353
Deferred tax liability	3,494	3,342
Deferred revenue	—	509
Total current liabilities	19,640	34,670

Warrant liability	276	187
Deferred acquisition consideration, non-current	14,763	11,624
Deferred tax liability, non-current	3,543	9,545
Deferred revenue, non-current	—	921
Total liabilities	38,222	56,947

Total stockholders’ equity	236,942	220,001
Total liabilities and stockholders’ equity	$275,164	$276,948